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Exhibit 10.21

Summary Description of Commission Compensation
of Senior Vice President of World-Wide Sales for
FEI COMPANY

        FEI Company's Vice President World-Wide Sales is also an executive officer of FEI. In addition to base-pay, eligibility for participation in FEI's management bonus plan and equity-based compensation, the Senior Vice President of World-Wide Sales is eligible for a commission on system bookings. The commission payment for the Senior Vice President of World-Wide Sales is based on a percentage of total company system bookings for the fiscal year. He is also assigned a quota based on targeted total system bookings. For any systems bookings above100% of quota, an increased commission percentage is paid.

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  Exhibit 10.21
Summary Description of Commission Compensation of Senior Vice President of World-Wide Sales for FEI COMPANY